Exhibit 99.1

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES

OF PROPERTIES TO BE ACQUIRED BY ENERGY 11, L.P. FROM

KAISER ACQUISITION AND DEVELOPMENT – WHITING, LLC

UNDER AGREEMENT DATED MARCH 8, 2017

CONTENTS

Independent Auditor's Report	1

Statements of Revenues and Direct Operating Expenses	3

Notes to Statements of Revenues and Direct Operating Expenses	4

INDEPENDENT AUDITOR'S REPORT

To the Members
Kaiser Acquisition and Development – Whiting, LLC

Report on the Statements of revenues and direct operating expenses

We have audited the statements of revenues and direct operating expenses of properties to be acquired by Energy 11, L.P. from Kaiser Acquisition and Development – Whiting, LLC under agreement dated March 8, 2017, (the Properties) for the year ended December 31, 2016 and the period from October 26, 2015 (inception) to December 31, 2015, and the related notes to the statements of revenues and direct operating expenses.

Management’s Responsibility for the Statements of revenues and direct operating expenses

Management is responsible for the preparation and fair presentation of the statements of revenues and direct operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of statements of revenues and direct operating expenses that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statements of revenues and direct operating expenses based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements of revenues and direct operating expenses are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statements of revenues and direct operating expenses. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the statements of revenues and direct operating expenses, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the statements of revenues and direct operating expenses in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statements of revenues and direct operating expenses.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the statements of revenues and direct operating expenses referred to above present fairly, in all material respects, the revenues and direct operating expenses of properties to be acquired by Energy 11, L.P. from Kaiser Acquisition and Development – Whiting, LLC for the year ended December 31, 2016, and the period from October 26, 2015 (inception) to December 31, 2015 in accordance with accounting principles generally accepted in the United States of America.

Basis of Presentation

As described in Note 1 to the statements of revenues and direct operating expenses, the statements of revenues and direct operating expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Form 8-K and is not intended to be a complete presentation of the results of the operations of the Properties.  Our opinion is not modified with respect to this matter.

Other Matter

Our audits were conducted for the purpose of forming an opinion on the statements of revenues and direct operating expenses of the Properties for the year ended December 31, 2016 and the period from October 26, 2015 (inception) to December 31, 2015.  The supplemental oil and natural gas reserve information in Note 4 is presented for purposes of additional analysis and is not a required part of the statements of revenues and direct operating expenses.  Such information has not been subjected to the auditing procedures applied in the audits of the statements of revenues and direct operating expenses, and, accordingly, we do not express an opinion or provide any assurance on it.

/s/ HoganTaylor LLP

Tulsa, Oklahoma
March 29, 2017

STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
OF PROPERTIES TO BE ACQUIRED BY ENERGY 11, L.P. FROM
KAISER ACQUISITION AND DEVELOPMENT -- WHITING, LLC UNDER AGREEMENT DATED MARCH 8, 2017
(Amounts in thousands)

	Year ended December 31, 2016	Period from October 26, 2015 (inception) to December 31, 2015

Revenues – oil, natural gas, and natural gas liquids sales	$6,128	$452

Direct operating expenses	1,814	129

Excess of revenues over direct operating expenses	$4,314	$323

See notes to statements of revenues and direct operating expenses.

NOTES TO STATEMENTS OF REVENUES AND DIRECT OPERATING EXPENSES
OF PROPERTIES TO BE ACQUIRED BY ENERGY 11, L.P. FROM
KAISER ACQUISITION AND DEVELOPMENT – WHITING, LLC UNDER AGREEMENT DATED MARCH 8, 2017

Year ended December 31, 2016 and the
period from October 26, 2015 (inception) to December 31, 2015

Note 1 – Basis of Presentation

Kaiser Acquisition and Development, LLC (the Company) is a limited liability company created on October 26, 2015 for the purpose of acquiring and developing oil, gas and natural gas liquids producing properties.  The Company is primarily owned by George B. Kaiser (Kaiser), and entities which he controls provide operational, management and administrative services to the Company.  Kaiser Francis Management Company (KFMC), one of the entities primarily owned by Kaiser, performs all treasury functions, including payment of bills and collection of revenues from third parties. The Company has no employees.

On September 30, 2015, the Company, through its manager, entered into an Asset Purchase Agreement (Agreement) with Fidelity Exploration & Production Company (Fidelity) under which the Company agreed to acquire interests in 99 operated wells and 383 nonoperated wells in Mountrail and Stark Counties, North Dakota.  Excluding expiring acreage, this represents approximately 31,000 acres.  The nominal terms of the Agreement required the Company to pay $202 million, adjusted for cash flow between effective and closing dates and customary purchase price adjustments.  On December 7, 2015, the Company closed the purchase and paid $192.7 million.

Effective January 1, 2017, the Company contributed certain nonoperated properties into a new entity, Kaiser Acquisition and Development – Whiting, LLC (KAD – Whiting), which is primarily owned by the Company.  Substantially all of the wells in KAD – Whiting are operated by Whiting Oil and Gas Corporation (Whiting).

On March 8, 2017, KAD - Whiting entered into an agreement with Energy 11, L.P. through its subsidiary, Energy 11 Operating Company LLC (the Buyer), to sell the ownership interest of KAD-Whiting for $53 million payable through a blend of cash and a promissory note, subject to customary purchase price adjustments.  The transaction is scheduled to close in late March 2017. The accompanying statements of revenues and direct operating expenses reflect the operational results for properties applicable to the interests acquired by the Buyer (Properties).

Statements of revenues and direct operating expenses are presented because it is not practicable to obtain full historical audited financial statements with respect to the Properties.  Certain costs such as depletion and depreciation, accretion of asset retirement obligations, as well as general and administrative expenses not directly associated with producing revenues were not included as direct operating expenses.  No portion of general and administrative costs of the Company was included in these financial statements.  Those amounts for the Company were $123,253 and $8,000 for the year ended December 31, 2016, and the period from October 26, 2015 (inception) to December 31, 2015, respectively.  Since the Company has elected to be taxed as a pass-through entity, with taxable income and expense items allocated directly to the individual members of the Company, there was no income tax expense for the Properties during the periods presented in accordance with accounting principles generally accepted in the United States of America (US GAAP).

Revenues in the accompanying statements of revenues and direct operating expenses are recognized on the sales method. Gathering fees are netted with gross revenue. Direct operating expenses are recognized on the accrual method and consist of monthly operator overhead and other direct costs of operating the Properties.  Included in direct operating costs are costs associated with field operating expenses, work-overs and monthly operator overhead.

Note 2 – Additional Cash Flow Information

Excess of revenues over direct operating expenses in the statements of revenues and direct operating expenses approximates net cash provided by operating activities of the Properties during all the periods presented.

Cash flows from investing activities during all the periods presented consist of expenditures for equipment and capitalized intangible drilling costs for the Properties.  These expenditures totaled $298,435 and nil for the year ended December 31, 2016 and the period from October 26, 2015 (inception) to December 31, 2015, respectively.

During all the periods presented, net cash flows from operating and investing activities were settled monthly with the members of the Company and individual property owners.  There were no other cash flows from financing activities of the Properties.

Note 3 – Subsequent Events

Management has evaluated subsequent events through March 29, 2017 the date the accompanying statements of revenue and direct operating expenses were available to be issued.

Note 4 – Supplemental Oil and Natural Gas Reserve Information (Unaudited)

The following reserve estimates present the Company's estimate of the proven natural gas and oil reserves and net cash flow of the Properties, in accordance with the guidelines established by the Securities and Exchange Commission.  These reserve estimates were prepared by KFMC personnel.  The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than those of producing natural gas and oil properties.  Accordingly, the estimates are expected to change as future information becomes available.  All the oil and natural gas reserves are in North Dakota.

Reserve Quantity Information

Below are the net quantities of net proved developed and undeveloped reserves and proved developed reserves of the Properties:

	As of December 31,
	2016		2015
	(amounts in thousands)
	Oil (MBbls)	Gas (MMcf)	Oil (MBbls)	Gas (MMcf)
Proved developed reserves:
Beginning of year	2,239	2,457	-	-
Purchase of mineral in place	-	-	2,255	2,469
Revision of estimates	(443)	(311)	-	-
Production	(162)	(151)	(16)	(12)

End of year	1,634	1,995	2,239	2,457

Proved developed reserves:
Beginning of year	2,239	2,457	-	-

End of year	1,634	1,995	2,239	2,457

Standardized Measure of Discounted Future Net Cash Flows Relating to Oil and Gas Reserves

The standardized measure of discounted future net cash flows relating to oil and natural gas reserves and associated changes in standard measure amounts were prepared in accordance with the provision of Financial Accounting Standard Board ASC 932-235-555.  Future cash inflows were computed by applying average prices of crude oil and natural gas for the last 12 months to estimated future production.  Future production and development costs were computed by estimating the expenditures to be incurred in developing the crude oil and natural gas reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions.  Future net cash flows are discounted at the rate of 10% annually to derive the standardized measure of discounted cash flows.  Actual future cash inflows may vary considerably, and the standardized measure does not necessarily represent the fair value of the Acquired Properties' crude oil and natural gas reserves.  Standard measure amounts are:

	2016	2015
	(amounts in thousands)

Future cash inflows	$57,042	$94,966
Future production costs	33,865	43,726
Future development costs	-	20

Future net cash flows	23,177	51,220
10% annual discount for timing of cash flows	(9,684)	(23,719)

Standardized Measure	$13,493	$27,501

The 12-month average prices were adjusted to reflect applicable transportation and quality differentials on a well-by-well basis to arrive at realized sales prices used to estimate the Properties' reserves.  The price of other liquids is included in natural gas.  The prices for the Properties' reserves were as follows:

	2016	2015

Representative NYMEX prices:
Natural gas (MMBtu)	$2.49	$2.58
Oil (Bbl)	$42.75	$50.28

Changes in the Standardized Measure of Discounted Future Net Cash Flows at 10% per annum are as follows:

	2016	2015
	(amounts in thousands)

Purchase of reserves in place	$-	$27,640
Sales of oil and gas production	(4,314)	(323)
Changes in price and production costs	(10,836)	-
Accretion of discount	2,750	184
Revision of quantity estimates	(3,395)	-
Timing and other	1,787	-

Change in standardized measure	$(14,008)	$27,501

Estimates of economically recoverable natural gas and oil reserves and of future net revenues are based upon a number of variable factors and assumptions, all of which are to some degree subjective and may vary considerably from actual results.  Therefore, actual production, revenues, development and operating expenditures may not occur as estimated.  The reserve data are estimates only, are subject to many uncertainties, and are based on data gained from production histories and on assumptions as to geologic formations and other matters.  Actual quantities of natural gas and oil may differ materially from the amounts estimated.